EXHIBIT (8)(d)

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

(VANGUARD)

Second Amendment dated June 30, 2001

to the

Participation, Market Consulting and Administration Agreement

Dated June 22, 1998

THIS SECOND AMENDMENT (“Amendment”) to the Participation, Market Consulting and Administration Agreement dated June 22, 1998, as previously amended September 25, 2000 (“Agreement”) is made effective as of the 30th day of June, 2001, by and among the original Parties to the Agreement, namely, Vanguard Variable Insurance Fund, Inc. (“Fund”), The Vanguard Group, Inc. (“Sponsor”), and Peoples Benefit Life Insurance Company (“Peoples Benefit”), formerly known as Providian Life and Health Isurance Company) on its own behalf of the Peoples Benefit Life Insurance Company Separate Account IV (“Separte Account IV”), AUSA Life Insurance Company, Inc. (“AUSA Life”), formerly known as First Providian Life Insurance Company on its own behalf and on behalf of the AUSA Life Insurance Company Separate Account B (“Separate Account B” and, collectively with Separate Account IV, the “Accounts”). (Peoples Benefit and AUSA Life are collectively referred to herein as the “Company”). All other terms capitalized herein shall have the same meaning as net forth in the Agreement.

WHEREAS, this Amendment shall supersede and replace those portions of the Agreement which conflict with the terms and provisions of this Amendment. All other terms and provisions of the Agreement that are not expressly modified by this Amendment shall remain unchanged and in full force and effect, and the entire Agreement shall include the entire original Agreement, dated June 22, 1998, the First Amendment dated September 25, 2000, and this Second Amendment dated June 30, 2001.

WHEREAS, the Company and Sponsor are also parties to one certain Administrative Services Agreement dated September 1997, which is superseded and replaced by the Administrative Services Agreement dated June 30, 2001, which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing the mutual promises, agreements and representations in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows.

1)	This Amendment shall terminate and replace the November 26, 1997 letter from Ronald L. Ziegler, FSA, MAAA, Vice President and Actuary of the Company to Ellen Rinaldi, Principal of the Sponsor.

2)	Section 1.1 of the Agreement shall be amended to define “Contracts” as the Vanguard Variable Annuity Plan (the “VVAP”) and the Vanguard Variable Annuity Plan II (the “VVAP II”).

3)	Section 10.1 of the Agreement shall be amended to provide that the initial term of the Agreement shall be for a term of five years, commencing on June 30, 2001. The Agreement shall thereafter automatically renew each four-year period; provided that, during such renewal periods, either the Company or the Sponsor may terminate the Agreement with cause upon six months’ advance written to the other party.

4)	The Company and Sponsor agree that, effective May 1, 2002, the guaranteed maximum annual mortality and expense charge (the “Charge”) for new Contracts will be assessed as follows:

a)	0.20% will be assessed daily, based on the combined net assets of the Accounts, for all contracts; the Charge will provide for the return of account value at death; or

b)	An additional charge of 0.05% will provide a death benefit of the greater of account value or the Return of Premium; this explicit charge will be assessed quarterly as a financial transaction; or

c)

An additional charge of 0.12% will proved for a death benefit of the greatest of account value, the Return of Premium or the Annual Step-Up to the annuitant’s 80th birthday; this explicit charge will be assessed quarterly as a financial transaction.

5)	The Parties agree that within a mutually agreed upon period, prior to May 1, 2002, the Owners of the existing VVAP Contracts will receive notification that effective May 1, 2002, the Charge will be assessed in the same manner as outlined in Section 4 hereof.

6)	Upon the notification set forth in Section 5 hereof, the Owner will have a 60-day period to elect one of the following benefits:

a)	For all Contracts, the Owner may accept an endorsement to remove the Return of Premium death benefit from the VVAP and the Charge will be 0.20%;

b)	For Contracts with annuitants up to age 69 last birthday, the Owner may accept an endorsement to add the annual Step-Up death benefit to the VVAP and the Charge will be 0.32%. To be charged 0.20% daily, based on the combined assets, plus a 0.12% charge to be assessed quarterly as a financial transaction.

c)	For all Contracts regardless of age of annuitant, the Owner may choose to take no action and retain the Return of Premium death benefit under the Contract with a Charge of 0.25%. To be charged 0.20% daily, based on the combined assets, plus a 0.05% charge to be assessed quarterly as a financial transaction.

In addition, the Sponsor may offer the Annual Step-Up death benefit to Owners of Contracts with annuitants age 70 to age 72 last birthday, provided that, Sponsor will reimburse the Company for the cost associated with offering such benefit in accordance with the calculation provided in Schedule A.

7)

The Charge will decrease by 0.01% for the Contracts, provided the total assets under management in the Contracts equal $11 billion. Once total assets under management in the Contracts reach $11 billion, Sponsor and the Company agree to implement the reduction in the Charge as of the 1st day of the month following the date on which the assets under management in the Contracts reach $11 billion or 10 business days, whichever is later.

8)	The Company will review the pricing of the Contracts during the sixty-day period from April 1, 2004 to June 30, 2004 to determine if an opportunity exists to further lower the Charge. The Company will provide the findings to the Sponsor.

9)	The charges shall apply to deferred and annuitized variable Contracts, provided that:

a)	The Sponsor will continue to administer variable annuitizations.

b)	The annuity settlement option tables included in VVAP II will be updated to reflect the Individual Annuity 2000 Mortality table with an assumed commencement date of 2005 and projected dynamically for mortality improvement using Scale G (50% of scale G for females, 100% of scale G for males). Age adjustments will apply to future year’s annuitizations beginning in 2010. The Assumed Investment Return is 4% for the variable annuity settlement option tables. The guaranteed fixed interest rate is 3.25% for the fixed annuity settlement option tables.

c)	The maximum issue age for the VVAP II is:

i.	Age 69 last birthday for the Annual Step-Up death benefit;

ii.	Age 75 last birthday for the Return of Premium death benefit; and

iii.	No maximum issue age for Account Value.

d)	The maximum annuitization age for the Contracts is 95 years.

e)	The Contracts only insure the life of the annuitant.

f)	The additional 0.12% charge, assessed quarterly as a financial transaction, for the Annual Step-Up Death Benefit will cease to be charged on and after the annuitant’s 80th birthday.

g)	The additional 0.05% charge, assessed quarterly as a financial transaction, for the Return of Premium death Benefit will cease to be charged to annuitants 10 years after the purchase of the contract.

10)	The Company agrees to provide Sponsor with a Marketing Allowance of $150,000 annually, to support collaborative marketing initiatives.

IN WITNESS WHEREOF, each of the Parties to this Amendment have caused this Amendment to be duly executed effective as of the date set forth above.

Company:		Fund:
Peoples Benefit Life Insurance Company AUSA Life Insurance Company, Inc.		Vanguard Variable Insurance Fund, Inc.

By:	/s/ Anne M. Spaes	By:	[ILLEGIBLE]
	Anne M. Spaes	Title:	Assistant Secretary
Title:	Vice President PBLIC 2ND VP - AUSA

Sponsor:
The Vanguard Group, Inc.

		By:	/s/ Robert W. West
Robert W. West
		Title:	Principal - The Vanguard Group

Schedule A

To the Second Amendment dated June 30, 2001

To the Participation, Market Consulting and Administration

Agreement

Dated June 22, 1998

Step-up Costs for 70-72 age group

Dated: June 30, 2001

This Schedule is an integral part of the above referenced Agreement, as amended (the “Agreement”), and supersedes any portions of the Agreement, which conflict with the provisions hereof. All other provisions of the Agreement remain in full force and effect.

Attained Age	Actual Cost (bps)	Actual Charge (bps)	Difference (bps)	Present Value
70	30.5	12.0	18.5	4.16
71	33.6	12.0	21.6	4.01
72	36.6	12.0	24.6	3.84

In order to calculate the cost of allowing older age clients to opt into the Step-Up Death Benefit, the following calculation shall be done for each age group (i.e., attained ages 70, 71, 72):

1)	Determine the Account Value for each Attained Age as of May 1, 2002;

2)	Calculate the percentage of the Account Value for each Attained Age that has elected the Step-Up Death Benefit, at the close of the 60-day window under Section 8 of the Second Amendment to the Agreement;

3)	Multiply the figure from Step (1) by the percentage derived from Step (2) for each Attained Age.

4)	Multiply the result of Step (3) by the Difference (“bps”) for each Attained Age.

5)	Multiply the result of Step (4) by the “Present Value Factor” for each Attained Age;

6)	Divide the result of Step (5) by 10,000 for each Attained Age.

7)	Add the results of Step (6) for each Attained Age. This is the amount that is owed to the Company by the Sponsor.

Company:		Sponsor:
Peoples Benefit Life Insurance Company AUSA Life Insurance Company, Inc.		The Vanguard Group, Inc.

By:	/s/ Anne M. Spaes	By:	/s/ Robert W. West
	Anne M. Spaes		Robert W. West
Title:	Vice President – PBLIC 2ND VP – AUSA	Title:	Principal – The Vanguard Group